Ex. 99.25(2)(a)(2)

Jackson Real Assets Fund

Amendment No. 1 to the

Declaration of Trust

Whereas, Section 3 of Article VII of the Declaration of Trust (the “Declaration of Trust”) of Jackson Real Assets Fund (the “Trust”), dated November 29, 2023, authorizes the Trustees of the Trust to amend the Declaration of Trust.

Now, Therefore, The undersigned, being the initial Trustee of the Trust, does hereby certify that she has authorized the following amendment to said Declaration of Trust:

Section 6 of Article IX is hereby amended to read as follows:

Section 9.6 Addresses and Agent for Service of Process. The address of the Trust is 1 Corporate Way, Lansing, Michigan 48951. The address of each of the Trustees is 1 Corporate Way, Lansing, Michigan 48951. The name and address of the resident agent of the Trust on the date hereof in the Commonwealth of Massachusetts is Corporation Service Company, 84 State Street, 6th Floor, Boston, Massachusetts 02109. The Trustees may change the principal address of the Trust, and/or his or her principal address, to any location within or without The Commonwealth of Massachusetts as they shall determine in their sole discretion, and the Trustees may appoint a new or successor resident agent of the Trust, in each case at any time in his, her or their sole discretion.

The foregoing amendment is effective as of November 30, 2023.

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In Witness Whereof, the undersigned has signed this Amendment No. 1 to the Declaration of Trust on November 30, 2023.

/s/ Carolina L. Young
Carolina L. Young, Trustee

Registered Agent:	Corporation Service Company
84 State Street, 6th Floor
Boston, MA 02109